Exhibit 99.2
Big Lots, Inc.
Third Quarter 2023 Edited Earnings Call Transcript
November 30, 2023

Presenters
Alvin Concepcion, VP of Investor Relations
Bruce Thorn, President and CEO
Jonathan Ramsden, EVP & CEO

Q&A Participants
Joe Feldman - Telsey Advisory
Brad Thomas - KeyBanc Capital Markets
Kate McShane - Goldman Sachs
Peter Keith - Piper Sandler
Jessica Taylor - Deutsche Bank

Alvin Concepcion
Good morning, this is Alvin Concepcion, Vice President of Investor Relations at Big Lots. Welcome to the Big Lots Third Quarter Conference Call. Currently, all lines are in a listen-only mode. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call with me today are Bruce Thorn, President & Chief Executive Officer, and Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer.

Before starting today's call, we would like to remind you that any forward-looking statements made on the call involve risk and uncertainties that are subject to the company's safe harbor provisions as stated in the company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements. We would also like to point out that commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today’s press release.

The third quarter earnings release, presentation, and financial information are available at Biglots.com/corporate/investors.

A question-and-answer session will follow the prepared remarks.

I will now turn the call over to Bruce.

Bruce Thorn
Good morning everyone and thank you for joining us.

InComm Conferencing	Page 1 of 18	www.incommconferencing.com

Q3 remained a very challenging environment, but one in which we were able to deliver on or exceed our beginning of quarter guidance on all key metrics. We posted a sequential improvement in comp sales, significant year over year improvement in gross margin rate, and adjusted SG&A well below last year despite absorbing additional expense related to the recent sale/leaseback. We believe these improvements are being driven by the five key actions that underlie our strategy. As a reminder, these are to own bargains, to communicate unmistakable value, to increase store relevance, to win with omnichannel, and to drive productivity.

As these actions continue to gain momentum, we expect an adjusted Q4 operating result ahead of last year, marking the first quarter of year-over-year improvement in nearly three years. And we expect quarterly year over year improvements to continue through 2024.

Progress on the five key actions, lower freight costs, and a reduced level of markdowns supported by an appropriate inventory position, drove the improvement in the third quarter. These factors will continue to be the primary drivers for sequential improvement in the fourth quarter.

To support our ongoing turnaround, our efforts to aggressively manage costs, inventory, and capital expenditures, as well as monetize owned assets, have enabled us to significantly strengthen our balance sheet. We are on track to achieve over $100 million of SG&A cost savings goals for the year, prior to Project Springboard savings. Project Springboard is off to a strong start and on track to deliver $200 million of bottom-line opportunities, most of which we expect to realize in 2024. Our net liquidity at the end of the third quarter was a solid $258 million, despite the normal seasonal working capital build ahead of the holiday season.

I’d like now to circle back to highlight some of the recent progress we’ve made on the five key actions, which will continue to drive momentum in our business.

As it relates to owning bargains:

•The third quarter marked an important milestone on our journey to provide incredible value. Our mix of bargains, which are closeout items, opportunistic buys, and other sourced products where we have a significant comparable price advantage, was nearly 50% of sales in Q3, well exceeding our goal of over 1/3 by the end of the year. We achieved this by procuring products from over-inventoried and distressed retailers and vendors, and through new factory direct sourcing partners domestically and overseas.

•That said, our path to offer more compelling bargains across a broad range of categories is by no means complete. Our next phase is to offer more extreme bargains. Whereas a typical bargain would be at a price that’s significantly below most retailers’ prices, an extreme bargain would be priced significantly below price-leading retailers.

•To help us accelerate our progress on owning bargains, earlier today we announced the creation of a new role, Senior Vice President of Extreme Value Sourcing, to help lead our

InComm Conferencing	Page 2 of 18	www.incommconferencing.com

growing team of closeout buyers, and this leader will report directly to me. Seth Marks is a highly seasoned closeout merchant who will rejoin us next week, after having spent time with our company earlier in his career. Seth brings almost 30 years of experience in off-price and closeout sourcing and was with Big Lots when we were the clear market leader in broadline closeout retail. He returns to Big Lots with a wealth of strategic sourcing experience, deep industry relationships, and a merchandising background in extreme bargains.

As it relates to communicating unmistakable value, our recent marketing efforts continue to bear fruit:

•Customers are increasingly recognizing the value of the bargains we are delivering every day, while also responding well to our promotions. In early October, we launched a Black Friday is Every Friday series of events with up to 50% off deals through December 22nd. This is one example of how we are using extreme bargains events to engage customers, drive traffic, and create a positive halo around price perception. And we have accelerated our efforts to showcase value in our stores by emphasizing comparable value for our bargain offers, as well as increasing the penetration of bargains in our end caps and the drive aisle. As a result, we saw a further increase in our net customer value perception score.

•We rolled out new promotional tools and processes in June which is helping us eliminate non-productive promotions, and target our promotional spend where we will see the greatest return, and we expect to continue to accelerate this progress into 2024. We’re also getting better at refining our messages to our key customer segments to improve the effectiveness of marketing, such as furniture and mattress focused campaigns that promote comp value price points delivered to home segment customers.

We continue to focus on increasing store relevance:

•We are continuing to flex our assortment to capture customer demand, these efforts have shown encouraging results. Flexing our assortment encompasses increasing inventory in top performing categories and stores, as well as taking inventory out of bottom performing categories and stores, creating white space opportunities, such as in pet to grow frequency, and optimizing our space with more productive SKUs, particularly in food and consumables. It also means introducing more newness and trend-right product in our assortment, such as the rollout of our new Broyhill collections, additional modern furniture styles in many of our stores, accent furniture, and expansion of décor, which began in the last few months. New products as a share of total SKUs are up year over year, and while it’s still early, overall we are seeing a sales and gross margin uplift from new items.

InComm Conferencing	Page 3 of 18	www.incommconferencing.com

•Similar to the flexing of our assortment in areas such as consumables where we’ve seen success, we’re also experimenting with new store formats showcasing expanded selections of trendy, stylish and quality home décor and furniture with amazing comparable values. The intent is to provide us with learnings that can be applied to our broader store base.

•Improvement in store execution is also critical to increasing our relevance. To help us on that journey, we are thrilled that Kristen Cox will join the leadership team next week as our Senior Vice President, Chief Stores Officer. Kristen has significant experience at running highly productive off-price stores, where flexible branding and assortment at the store level is critical. Most recently she was Senior Vice President at Burlington Stores, and before that at Macy’s. So we’re excited about her ability to help drive the continuing evolution of our store base to better showcase our assortment, value offerings, and messaging.

And we have been improving the customer experience, to help us win with omnichannel:

•We continue to focus our omnichannel efforts on leveraging our store base and improving our customers experience across our digital platforms. For example, our new landing page launched in August showcases clearer value messaging, easier navigation, and an elevated design that she is responding to. We’ve added comp values to the site to better communicate the value that Big Lots provides every day. We also added a “Buyouts” landing page, which are closeouts that feature some of our best Bargains that are often available only in stores. That said, we have more work to do to enhance our platform, with special attention to our big-ticket furniture and seasonal products that she comes to BigLots.com to research first. We’re excited with our progress, and even more excited with the opportunity we have to positively influence her home shopping journey.

•We have also upgraded capabilities through our new Order Management System. This system provides a single view of inventory availability, which in turn improves product availability and promise dates for our customers. We recently went live with the next phase of the rollout, which is to intelligently route and allocate orders to minimize split shipments to customers, enhancing their experience, while also reducing shipping costs.

•We’re also focused on extending our brand into new and untapped spaces to engage new customers. Just in time for the holiday season, we’re making it easier to take advantage of the bargains we’re known for by adding UberEats to our suite of marketplaces. This partnership will allow us to engage new and younger customers with our brand and bolster our marketplace sales growth, already up nearly 75% year to date through Q3.

InComm Conferencing	Page 4 of 18	www.incommconferencing.com

These four key actions will be important traffic drivers in the future. The last key action is to drive productivity through structural cost reductions, inventory turns, and capex efficiency.

•As I mentioned, we’re well on track with these efforts and Jonathan will speak more about what we are doing to drive productivity in a few minutes.

So to sum it up, we are confident that the five key actions will translate into continued sequential improvement in financial performance in the near to medium term.

I will now make a few more comments about Q3 which, as I noted a moment ago, was in-line or ahead of our guidance on all key metrics.

Comp sales were down 13.2%, in-line with our guidance of down low-teens. Trends improved sequentially relative to the second quarter, driven primarily by an improvement in seasonal sales. That said, we’re clearly not happy that comps were negative. Customers continue to be cautious on high ticket purchases such as furniture, and traffic driving categories such as food & consumables were impacted by fierce competition in the space, where there is less product differentiation, a point where I will come back to in a moment.

Gross margins were up by 240 basis points versus last year despite the sales decline, which was above our guidance of up 200 basis points. The year over year improvement was due to a significant benefit from lower freight costs and reduced markdown activity.

Looking at specific category performance in the quarter, Seasonal comps declined 15% in Q3, as a result of comping high promotions from last year due to an oversized Seasonal buy. That said, the rate improved relative to Q2, aided by solid sales of Halloween and Christmas items. A sequentially improved sell through rate, combined with a material reduction in promotional activity versus last year in Seasonal, gave a major boost to our overall gross margin rate. In Christmas items, new products and expansion of lower priced outdoor, home décor, and glitzy styles performed well, and benefited from being featured as an extreme bargain on one of our Black Friday is Every Friday events. In Q4, we are continuing to see strong sell-through in Christmas items on a significantly lower buy than last year.

Our Furniture, Soft Home, and Hard Home categories were each down double digits, with furniture slightly better sequentially relative to Q2 on a year-over-year basis. In furniture, we have seen significant improvement in comps in Q4 to date, which is a very encouraging sign for our overall business. The improvement is a result of better in-stocks and newness in Broyhill items, as well as clearing through United Furniture mitigation products which were less optimal as we scrambled to procure assortments to fill the void, and were not able to feature complete sets or pieces we would have wanted. As a reminder, we are just starting to lap the abrupt closure of United Furniture, previously our largest furniture vendor, which created significant headwinds

InComm Conferencing	Page 5 of 18	www.incommconferencing.com

for us beginning in Q4 last year. The improvement in furniture is also providing a positive halo effect on soft home sales. Also, our new assortments in areas such as accents, décor, and modern styles started to rollout in the third quarter, and we expect sales momentum to continue to build as we lean into newness and value offerings.

In Food and Consumables, we were not aggressive enough with offering bargains in these highly competitive categories, and we are focused on accelerating the penetration of extreme bargains, particularly in the food category. This will be one of the areas of focus for Seth, as he begins to accelerate our closeout buying. Along with our ongoing efforts to optimize and reset our consumable assortment, we’re already seeing an improvement in these categories, which we expect to gain momentum in Q4. In regards to Q3, although the overall sales performance was not where we would like it to be, we saw a benefit from flexing food assortment up in high demand areas, as well as an optimized and reset consumables assortment, particularly in personal care categories such as hygiene and hair care. Pet was again a standout performer, with positive comp growth, aided by the expansion of our assortment in the Fall.

Before I pass it over to Jonathan, I‘d like to take a moment to thank our over 30,000 associates, or as I like to call them, value creators, for all of their hard work and efforts. Despite the challenges we continue to navigate, I know we can count on them all to bring their BIG every day. I’d also like to welcome our new value creators, Seth Marks and Kristen Cox, to the team.

I will now pass it over to Jonathan, and I will return in a few moments to make some closing comments before taking your questions.

Jonathan Ramsden
Good morning everyone, and I would like to echo Bruce’s thanks to the entire team here at Big Lots for their outstanding efforts as we continue through our turnaround.

As Bruce noted, we are encouraged by the progress we have made to stabilize and turn our business, and look forward to deliver an adjusted Q4 operating result ahead of last year for the first time in almost three years. We are confident that the five key actions and the excellent progress we are making on Project Springboard will continue this forward momentum in 2024.

I will now provide some more detail on our Q3 results, which I will discuss on an adjusted basis, excluding distribution center closure costs, impairment charges, gains on the sale of real estate and related expenses, and fees related to Project Springboard.

A third quarter summary can be found on page 9 of our Quarterly Results presentation.

Going into the quarter, we expected continued weakness in the sales environment due to inflation and weak overall demand for discretionary items. However, trends improved sequentially relative to the second quarter, driven by easier prior year comparisons and

InComm Conferencing	Page 6 of 18	www.incommconferencing.com

improvements in our Seasonal business, particularly Halloween and Christmas items, as well as effective promotional events. As a result, our inventories are at an appropriate level, down similar to sales, and leaving us well-positioned coming into Q4.

Q3 net sales were $1.03 billion, a 14.7% decrease compared to $1.20 billion a year ago. The decline vs 2022 was driven by a comparable sales decrease of 13.2%, which was in line with our guidance range.

Our third quarter adjusted net loss was $127.9 million, resulting in an adjusted diluted loss per share for the quarter of $4.38.

The gross margin rate for the quarter was 36.4%, up 240 basis points to last year, and above our guidance. The improvement versus last year was driven primarily by lower freight costs and a reduced level of markdowns, particularly in Seasonal items.

Turning to adjusted SG&A, total expenses for the quarter, including depreciation, were $487.7 million, down 6% versus $518.5 million last year, and better than our guidance of down low single digits. SG&A included rent of approximately $6 million resulting from our recent sale leaseback, which also had the effect of reducing depreciation expense by around $750,000. Our strong performance on SG&A was driven across multiple line items, and included some initial benefits from Project Springboard.

Adjusted operating margin for the quarter was negative 11.1%. Interest expense for the quarter was $13.6 million, up from $6.3 million in the third quarter last year due to higher average amounts drawn on our credit facility and higher interest rates year-over-year.

Adjusted income tax for the quarter was $0.5 million. Recall that last quarter, we recorded a valuation allowance against deferred tax assets, resulting from the company being in a three-year cumulative loss position at the end of the quarter. As a result, this quarter and going forward, we are not able to record a tax benefit related to loss carryforwards until we are in a three-year cumulative income position. As a result, we expect the tax rate to be in the near zero range in Q4 as well.

Total ending inventory at cost was down 12.5% to last year at $1.18 billion. This was driven by both lower on-hand units and average unit cost, and also lower in-transit inventory.

During the third quarter, we opened 8 new stores and closed 2 stores. The openings were all projects we committed to some time back. We ended Q3 with 1,428 stores and total selling square footage of 33.0 million.

Capital expenditures for the quarter were $15 million, compared to $38 million last year. Depreciation expense in the quarter was $33.1 million, down $4 million to the same period last year.

InComm Conferencing	Page 7 of 18	www.incommconferencing.com

We ended the third quarter with $46.6 million of Cash and Cash Equivalents, and $533.0 million of long-term debt. At the end of Q3 2022, we had $62.1 million of Cash and Cash Equivalents, and long-term debt of $459.9 million. Our debt position at the end of Q3 reflects the impact of the completion of the sale/leaseback on our California DC and 23 owned stores.

Turning to the outlook, we continue to expect sales comps to improve sequentially in the fourth quarter into the down high-single-digit range, as our key merchandising and marketing actions continue to gain traction, and as we lap easier comparisons. The 53rd week is expected to contribute approximately 400 basis points of sales benefit compared to the fourth quarter of 2022. This benefit will be partially offset by a net decrease in store count which will have an unfavorable impact of approximately 300 basis points of sales.

With regard to gross margin, we continue to expect our fourth quarter gross margin rate to improve, and to be around 38%, driven by reduced markdown activity, lower freight costs, and cost reduction and productivity initiatives.

For Q4, we expect SG&A dollars to be down low-single digits versus 2022. This includes approximately $8 million of rent expense related to the sale/leaseback, which will be partially offset by lower depreciation of around $1.1 million.

We expect interest expense to be approximately $8 million in Q4, slightly ahead of last year.

With regard to capex, we continue to expect around $75 million for the year.

We have opened 15 stores in 2023, including 3 in the fourth quarter to date, and expect 48 closures, with the closures heavily concentrated in this quarter. We currently expect four store openings in 2024, three of which were projects originally slated for 2023 to which we were already committed, and one due to a relocation of a store where we are losing our lease. In general, all new store commitments remain on hold until our business situation improves. We expect full year depreciation of around $140 million, including approximately $36 million in Q4.

We expect a share count of approximately 29.3 million for Q4.

We expect Q4 total inventory to be down mid-teens, representing a very favorable spread to sales, as we continue our aggressive approach to managing inventory levels.

Again, all of our commentary on Q4 excludes the potential impact of impairment charges and other items, including distribution center closure costs, gains on the sale of real estate and related expenses, and consulting fees related to Project Springboard.

We expect the 53rd week will benefit our Q4 sales by approximately $65 million and EPS by a few cents.

InComm Conferencing	Page 8 of 18	www.incommconferencing.com

I’d now like to spend a few moments to provide more details on our cost reduction and productivity efforts.

We have now secured over $100 million of structural SG&A savings in 2023, prior to the initial benefits from Project Springboard. Overall, we are progressing in line with plan on Project Springboard, which we expect to drive $200 million or more of bottom-line benefits across SG&A and gross margin. Approximately 40% of the Project Springboard benefits are expected to come from cost of goods sold; 40% from other gross margin driving activities such as inventory optimization, pricing and promotions; and 20% from SG&A savings in store & field operations, supply chain, and general office. We expect a high proportion of the Project Springboard benefits to be realized in 2024.

Turning to liquidity, we ended the quarter with $258 million of net liquidity, despite the seasonal use of cash in Q3 as we build inventories ahead of the holiday season. We are comfortable with our position coming into the fourth quarter, and expect to generate substantial free cash flow in the quarter. With regard to working capital, we are working towards a step-change in how we manage inventory turns, targeting an improvement of 15-20% over the next year, and more over time.

A few items to cover as it relates to our sale leaseback transaction. The transaction completed in the third quarter encompassed our Apple Valley, California distribution center and 23 owned store locations, generating proceeds of $306 million. We used $101 million of the proceeds to fully pay down the synthetic lease on the Apple Valley distribution center, and a further $4 million to pay closing expenses and taxes. The balance of the proceeds provided us with additional liquidity to support our ongoing operations. We will continue to evaluate other asset monetization opportunities, including 6 remaining owned store locations, our Columbus headquarters building and other assets which, combined, we believe would have a monetizable value over $100 million.

We will disclose more details on the accounting for the sale/leaseback in our upcoming 10-Q filing. For book purposes, we will need to straight-line the rent and make other adjustments, which will create an initial annual incremental net rent expense of approximately $33 million, which will be partially offset by an initial annual reduction of approximately $4 million in depreciation expense, and approximately $21 million in lower interest expense at current rates, resulting from debt paydown. I will also note that, through Q1 of this year, we were incurring rent expense on a synthetic lease on the Apple Valley Distribution Center. Synthetic lease rent expense was $6.3 million for the 2022 fiscal year, including $2.3 million in Q4 of 2022, and $2.3 million in Q1 2023, from which point synthetic lease payments were reclassified as interest expense until the synthetic lease was fully paid down on completion of the sale/leaseback in August. As a result, not all of the sale/leaseback rent is incremental.

InComm Conferencing	Page 9 of 18	www.incommconferencing.com

Turning back to our overall outlook, we believe we are in a strong position to return the company to growth and profitability as we continue to execute on our five key actions. We have made significant progress in lowering our costs, managing capital, and bolstering our balance sheet. As a result, we remain confident we can weather a continued period of macro-driven challenges until then as our turnaround continues to gain traction.

I will now turn the call back over to Bruce.

Bruce Thorn
Thank you, Jonathan. So to sum it up, our trajectory continues to improve, and we delivered in the face of the challenging consumer environment. It’s becoming more evident that the key drivers of our improvement are the five key actions, which will enable us to return to growth and profitability over time. In the meantime, we are well positioned to weather prolonged macroeconomic challenges due to our aggressive actions to strengthen our balance sheet.

I’ll now turn the call back over to the Moderator so that we can begin to address your questions. Thank you.

Operator
Thank you. We'll now be conducting your question-and-answer session. If you'd like to be placed into the question queue, please press “*” “1” on your telephone keypad and a confirmation tone will indicate your line is in the question queue. You may press “*” “2” if you would like to remove your question from the queue. For participants using speaker equipment, it might be necessary to pick up your handset before pressing “*” “1.” Once again, to be placed into the question queue, press “*” “1” at this time. One moment, please, while we poll for questions. Thank you.

Thank you. And our first question is from the line of Joe Feldman with Telsey Advisory. Please proceed with your question.

Joe Feldman
Hey, guys, thanks for taking the question. Wanted to get a little more understanding of the hiring of Seth Marks to run the extreme value. And I guess, how does that fit in with the chief--your chief merchandising officer? And--because I know--I think you said Seth is going to be reporting to you, but will he have a different buying group? Or how will that work mechanically, I guess, within the organization to improve the merchandising and the closeout side of things?

Bruce Thorn
Hey. Good morning, Joe. This is Bruce. I'll take that question. We're really excited about Seth Marks joining the company. As we mentioned in our opening remarks, he brings a lot of great experience from the extreme value sourcing industry closeouts and was with us years ago when Big Lots was the leader in that area. And he is going to join our team actually next week. He is going to lead a continuously growing group of close out buyers. He'll have a matrix reporting

InComm Conferencing	Page 10 of 18	www.incommconferencing.com

relationship with Margarita Giannantonio, our Chief Merchant, and myself and the embedded close out buyers under that DMM structure.

That type of sourcing, as you probably know, is a little bit different than just some of the other sourcing we do for never out type of product as well as some of the off-price type of sourcing we get from factories across the globe. And it requires relationship building, and we've been building that. So bringing in Seth, he'll add a lot of value to it. One of the main reasons he'll be reporting to me is to get very quick decision-making capability. Many times, these deals require 24-48 hour turns, getting the finances right, making sure the supply chain and all those things can coordinate. And so that just gives him faster access to making the deal get done.

But Margarita, Seth, and I will be glued to our hips getting this done, and we're really excited about what he can bring. As we mentioned in the opening remarks, we're already at 50% penetration on bargains, which are great value against most retailers. And now we're really focusing on this extreme bargains where Seth plays. He's third generation in his family doing this business. And we believe he'll accelerate that penetration as well.

Joe Feldman
Thank you. And maybe just as a quick follow up, how are you guys--you mentioned food and consumables and, you know, maybe missing the mark a little bit there and having some opportunity to improve.

And I guess, the strategy in food and consumables seems like it's changed a little bit over the past couple years and I'm just curious how you view that fitting in going forward?

Bruce Thorn
Yeah. Look, the food and consumables marketplace right now is a fiercely competitive marketplace and for us to be able to compete better, it very much requires us to get more extreme bargains, closeouts if you will, high-quality closeouts. We weren't as aggressive in pursuing those in the quarters before Q3. We have changed our stance on that. We're making room for it. Our open to buy in those areas has increased and we've got a team working on it and that should start changing this quarter, and we've got new leadership leading food in that respect as well, focused on that.

It's really important for us to differentiate ourselves in food, especially with extreme value better than the leading price retailers, the grocery stores, and we have every ability to do that. Seth will play a big part in that as well. And the other way we differentiate ourselves is having more of a manufacturer label, a good value compared to a national brand, but we'll also have national brands for consistency of shop. But we're changing the mix to be much better value assortment and still good, good quality, and that'll start changing, it is changing already, and we'll start seeing the effects of that in the middle of Q4.

Joe Feldman

InComm Conferencing	Page 11 of 18	www.incommconferencing.com

Got it. Thank you and good luck with fourth quarter.

Bruce Thorn
Thanks, Joe.

Operator
Our next question is from the line of Brad Thomas with Keybanc Capital Markets. Please proceed with your questions.

Brad Thomas
Hi. Good morning. I wanted to first ask about gross margin. That's been a nice bright spot for the company. And Jonathan, I was hoping you could just give us a little more context about maybe how much more runway you think there is as we look at the next year, in terms of the benefits from the container rates and some of the more discipline markdowns?

Jonathan Ramsden
Yeah. Hey. Good morning, Brad. Yeah, we feel really good about the progress we're making on gross margin, big sequential step-up, nice beat to last year and our initial guidance coming into the quarter. We've continued to see a nice freight benefit through Q3 and also a significant benefit from lower markdowns, particularly on seasonal, which as you recall, was a big drag on margins earlier in the year. So we're really pleased to see that story holding and coming together as we go through the year.

In Q4, we'll continue to get a year-over-year freight benefit. We'll also get another benefit from lower markdowns in Q4. And then in the first half of '24, we will continue to see a fairly significant year-over-year freight benefit. The rate that we were paying in the spring of this year was still elevated relative to where we are today. So back half of next year that will probably sort of even out, but the first half of the year we should see a nice benefit.

So, we're expecting to be at 38% in the fourth quarter. We think we're going to make good progress back towards 40% in 2024. We won't get all the way there in '24, but we think we'll make further progress relative to where we were for the full-year as a whole in 2023. So we feel good about the progress we're making on gross margin. Freight has been a really nice tailwind, but also getting markdowns down significantly has been really important.

Brad Thomas
That's very helpful, Jonathan. Thank you. And Bruce, if I could just follow up on some of the merchandising evolution and the deals and bargains that you're offering now, could you talk a little bit more about maybe how much you want the merchandise assortment to change over the next six and 12 months? Which categories you're most focused on driving the deals in? And then when you give us these percentages for the percentage of the businesses that's, “deals”, can you describe this a little bit more? How much is really true close out versus product that's being manufactured just for you? Thanks.

InComm Conferencing	Page 12 of 18	www.incommconferencing.com

Bruce Thorn
Yeah. Got that. Yeah, Brad. Look, the more that we can move our assortment to an off price comp value, the better. We'd like to move as much of it as possible. We set a goal this year to be a third of our assortment in the bargain category, which means that we're beating most of our reference competitors in those prices that we have. We actually are trending, as you saw, nearly 50%. So we've blown by that, and we'll take that as high as we can get it. Really, when I think about our assortment and Margarita as well, it's about having that clear value assortment at great price points, and then also having a mix of eclectic items that are differentiated.

In our home categories, and through furniture, bargains are harder to shop and comp. We've got a great value assortment. We always had a great value assortment there but we're leaning into that even more and focusing on our good, better, and best mix there. Over the time of Covid and the inflation, our goodselection got a little bit out of whack, and we've had to restore those opening price points over the course of 2023, and we've made great progress. We've upgraded the quality across our furniture items. We've just got a great assortment out there.

So when I think about it, I'd love to see the store be a comp store in almost every respect, and be differentiated with exciting quality products. Turning to the extreme value or the extreme bargain penetration, that gets into a definition that the prices we’ll have on those types of items will not just be better than most other retailers or reference retailers competitive set, if you will, but better than the price leaders in the industry, much better than them. And so that gets into the type of extreme close out that we used to be known for, and so we want to get that penetration growing.

When I joined the company, that penetration was less than 10%, back in late 2018. During the pandemic, it dropped to mid-single digits, and was only in food and consumables because the CPG companies just couldn't provide that type of close out during those times. So now we've grown that. We believe it's back up to and above where we were, and we want to double, if not more than that, and continue to expand our competitiveness in those areas as well.

So we're excited about it. We're now curating it better in the store, on end caps, in the drive aisles, the furniture pad, putting those types of items right out front and center. Our customer value index continues to improve as we do this. It's giving us more content to message to our customer segmentation that has been much refined by our great marketing team. And so we feel like we'll just keep building on this. And it's one of the reasons why our margin is improving too, As we have these comp value items and it grows penetration in our box, back to Jonathan's earlier answer to your question, it gives us less reason to have to mark down. And so we are becoming well-known to be a place you can trust for extreme value all the time.

Brad Thomas
That's very helpful. Thank you, Bruce, and good luck this holiday season.

InComm Conferencing	Page 13 of 18	www.incommconferencing.com

Bruce Thorn
Thank you, Brad.

Operator
Our next questions are from the line of Kate McShane with Goldman Sachs. Pleased proceed with your question.

Kate McShane
Hi. Thank you. Good morning, and thanks for taking our questions. We wondered if you could talk a little bit about the cadence of the quarter, what the comps were by month, how you saw traffic progress and how you're thinking about traffic specifically for the fourth quarter.

Bruce Thorn
Yeah. Hi, Kate. This is Bruce, and I'm sure Jonathan will add a lot more color, but we're pleased to see the comps in Q3 get sequentially better from August through October. And what's more is through November, they continued to sequentially improve in traffic as well. So we're pleased with these things. The momentum is going in the right direction. Our five key actions are working. The team's rolling together very nicely and the customer is responding to the value assortment we're providing.

Jonathan Ramsden
Yeah. I think you covered it, Bruce.

Kate McShane
And then we wanted to follow up with a second question with regards to furniture. You mentioned you're lapping the closure of the furniture manufacturer, but we were wondering if furniture inventories are back to normalized levels? And if not, when will they return to normalized levels? And can you talk to that big ticket discretionary demand and if you have seen any kind of stabilization within furniture for the bigger ticket?

Jonathan Ramsden
Maybe I'll take the first piece and then I think Bruce will come in. So in terms of furniture, yeah, both in terms of the level of furniture inventory and the assortment, we feel much better than we have felt for a long time. We're already pretty much back to where we would like to be, and that's important coming into the fourth quarter, because as you know, we just lapped the closure of United Furniture. And that didn't have an immediate impact, but by the time we got into January of last fiscal year, were starting to have a pretty significant impact, which then continued certainly into Q1 and Q2. And really only now have we kind of fully mitigated that. So that will be a tailwind for us, particularly as we get to January, but even prior to that, we feel much better about our furniture assortment than we have for a while and the level of inventory is appropriate, and we have started to see some good momentum improvement in furniture, as we referenced in the prepared remarks.

InComm Conferencing	Page 14 of 18	www.incommconferencing.com

Bruce Thorn
And I’ll just add that having Broyhill back is great. Going into fourth quarter, 75% of Broyhill upholstery was new. We had strong promotional support for the new Broyhill campaign in Q3 that resonated well, gave us strength into Q4. To just state it, we had seven core collections and six modern collections and new styles coming in late in the fall. It’s just been a great thing to have it come back. And like I said earlier, just having the opening price points in a strong “good” position, and a strong “better,” and “best” position in furniture is starting to resonate with our customers. We're starting to see some nice upticks in that regard.

Kate McShane
Thank you.

Bruce Thorn
Yep.

Operator
Thank you. Our next questions come from the line of Peter Keith with Piper Sandler. Please proceed with your questions.

Peter Keith
Hey. Good morning, everyone. Just looking at Project Springboard, you've got the $100 million of cost take outs in SG&A that are complete. I guess I was hoping you could talk a bit more about the additional cost take outs that are more COGS and gross margin focused. Are there any early signs of success there because those seem a bit more operational in nature?

Jonathan Ramsden
Hey, Peter. I'll jump in on that one. Yeah,so there were really two separate things. The $100 million dollars plus SG&A savings we generated in 2023, which as you noted is complete. We have come in above that number, are going to come in above that number. We're really pleased with the results of those efforts. You've seen those showing up in our SG&A, which was down mid-single digit in each of Q2 and Q3. We guided it down low single digits in Q4, but don't forget there's an extra week of expense in there as well as a full quarter of the sale leaseback expense. So on an underlying basis in Q4, SG&A is going to be down more like high single digits.

So we feel really good about that progress we've made. And the important point is Project Springboard is completely on top of all of that, so we’re expecting a further $200 million of benefit from Project Springboard. We have got some of that in Q3 and Q4, probably about $20 million between the two quarters, mainly factoring into SG&A, but some of it getting into gross margin. And then as we talked about in the script, the $200 million is about 40% COGS, 40% other gross margin impacts, and about 20% SG&A, and we expect to realize a majority of that in fiscal 2024.

InComm Conferencing	Page 15 of 18	www.incommconferencing.com

There's a couple of hundred different initiatives. There are many individual workstreams there. Won't go into detail on them, but there are many different initiatives. We've worked closely with an external partner, as you know, and we're really happy about the progress we're making. Still a lot of work to do, but we've already approved a significant number of projects that go a long way towards hitting that goal of the majority of the $200 million hitting in 2024.

Peter Keith
Okay. And then, Jonathan, you had also referenced plans for a targeted 15% to 20% inventory reduction over the next year. I was hoping you could provide a little more insight on what you guys are working on for that level of reduction. And then just to push back on it, I guess, wouldn't the push to greater extreme value and close outs actually create greater inventory and working capital commitments on bigger buys?

Jonathan Ramsden
Yeah, it's a fair point on the second point, Peter. And actually, we've previously been targeting a somewhat higher increase in turns. So we've softened that a little bit to allow for the fact that the closeout model may require some additional working capital investments. So you're absolutely right about that. I think when we look at our turn goals, relative to where we've been historically, 15% improvement would be sort of getting us back into that kind of zone. Some of the things from Project Springboard influence that in terms of the effectiveness of inventory allocation where we think there's a significant opportunity there. But overall, we think that is a very realistic goal, given our historic turn rates and over time, we'd like to do better than that. But you're absolutely right, that from a business model standpoint, as we pivot to extreme bargains and close out, we need to make sure we fully account for that and how we're thinking about it going forward.

Bruce Thorn
And I'll just add, some of the other things helping in that productivity is our ability to now flex assortments in our stores. We've got some stores that obviously are stores that deal with more of the pantry customer and some stores that deal more with a home furniture customer. But in the past, in those historic turn rates, we've pretty much peanut buttered the assortment. Now we're flexing that, so that gives us more productivity opportunity and open to buy for those closeouts. So all of that coming together, produces that 15% to 20%.

Jonathan Ramsden
And I'll just add one other comment, Peter, which is if you look at the end of Q4, we're guiding to a mid-teens reduction in inventory on a much lower reduction in sales. So we're starting to see that meaningful improvement in turn at the end of Q4 of this year.

Peter Keith
Very good. Thank you so much.

Jonathan Ramsden

InComm Conferencing	Page 16 of 18	www.incommconferencing.com

Thanks, Peter.

Bruce Thorn
Thanks, Peter.

Operator
Thank you. Our final question today comes from the line of Krisztina Katai with Deutsche Bank. Please proceed with your questions.

Jessica Taylor
Hi. This is Jessica Taylor on for Krisztina. Thanks for taking our questions. I was just hoping that you could talk a little bit about the new collections and furniture that you've brought in and any initial reads on how that is driving traffic or sales performance in the stores?

Bruce Thorn
Yeah. The team Margarita Giannantonio leads is just doing an outstanding job. Once again, we've got a great vendor alliance with respect to the new Broyhill line, a larger domestic vendor that's a great partner, along with a handful of others. And what we've brought, is the Heritage collections back in upgraded quality and style and fashion forward, along with modern styles. And the other thing that we've done is added a lot of--the team's added a lot of accent furniture, which is really resonating with our customers because it's not ready to assemble, but it's there out on the floor, great quality marble tops, very good actual wood type of credenzas and things like that. All of that stuff is coming in at an at a very good value, off price value, and the customers are enjoying that.

The upholstery line has gotten much, much better. We're actually seeing the comps in that improve greatly. So we are excited about how we are coming back into good stock position with great product that our customers going to love and is loving. And that will only get stronger as we put more time between us, the COVID-19 stimulus nesting pull-forward that we saw over the last couple of years and feel good about the future.

Jessica Taylor
Thank you. And then just as a follow up, you mentioned that you're seeing a lot of promotional intensity. Can you talk a little bit more about what you're seeing in the promotional environment with your competition?

Bruce Thorn
I think promotional environment is always intense during this time, but we've been able to put front and center our comp value, our extreme value, and that's helping us be smarter about the promotions when we actually mark down. And so the customers, at the end of the day, they shop everywhere at this point, and they're looking for the price and value, price quality value combination. I think we're showing up very nicely there.

InComm Conferencing	Page 17 of 18	www.incommconferencing.com

I think our fiercest competition is in pantry. The pantry prices across the board, it's what she needs more than anything right now, especially at the low household income customer level, and that's an area where we're going to compete harder and very deliberately go after extreme value and value offering and we'll expect to improve those categories in short order.

Jessica Taylor
Thanks a lot. Best of luck.

Bruce Thorn
Thank you.

Operator
Thank you. That does conclude today's teleconference and webcast. A replay of this call will become available. You can access the replay until December 14 by dialing toll free 877-660-6853 and enter replay confirmation 137-42-519 followed by the pound sign. The toll number is 201-612-7415. Replay confirmation number 137-42-519 followed by the pound sign. You may now disconnect and have a great day. We thank you for your participation.

InComm Conferencing	Page 18 of 18	www.incommconferencing.com